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                                                                    EXHIBIT 12.3
                                      PACCAR Inc

                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        PURSUANT TO SEC REPORTING REQUIREMENTS
                                (Thousands of Dollars)


                                               Nine Months Ended
                                                  September 30
                                            1997               1996
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FIXED CHARGES
  Interest expense
  PACCAR Inc and subsidiaries (1)        $108,695            $ 97,487
  Portion of rentals deemed interest        4,579               4,414
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TOTAL FIXED CHARGES                      $113,274            $101,901
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EARNINGS
  Income before taxes-
    PACCAR Inc and subsidiaries          $327,524            $219,168
  Fixed charges                           113,274             101,901
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EARNINGS AS DEFINED                      $440,798            $321,069
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RATIO OF EARNINGS TO FIXED CHARGES          3.89X               3.15X
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(1) Exclusive of interest, if any, paid to PACCAR Inc.


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